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                                                                    Exhibit 12.1



                       Ratio of Earnings to Fixed Charges

         The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:

          Year Ended December 31,            Six Months    Nine Months
-------------------------------------------    Ended          Ended
                                              June 30,    September 29,
1996      1997      1998      1999     2000     2001           2001
----      ----      ----      ----     ----     ----           ----

1.53      1.48      1.50      1.60     1.52     1.60           1.60


         For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of annual rentals, which GE Capital believes reasonably approximates the interest factor of such rentals.